EXHIBIT 99.4

CONSENT OF Shan Cui

VENUS ACQUISITION CORPORATION

FORM S-1 REGISTRATION STATEMENT

Consent to be Named as a Director Nominee

Venus Acquisition Corporation

477 Madison

Avenue, 6th Floor,

New York, New York 10022

Ladies and Gentlemen:

In connection with the filing by Venus Acquisition Corporation of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement as a nominee to the board of directors of Venus Acquisition Corporation in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated as of December 16, 2020	/s/ Shan Cui
Shan Cui